Exhibit 21
Nathan's Famous, Inc.
SUBSIDIARIES

Company Name	State of Incorporation

Nathan's Famous, Inc.	Delaware
Nathan's Famous Operating Corp..	Delaware
Nathan's Famous Systems, Inc.	Delaware
Nathan's Famous Services, Inc.	Delaware
Nathan's Famous of Times Square, Inc	New York
Nathan's Famous of New Jersey, Inc.	New Jersey
Nathan's Roadside Rest, Inc.	New York
Nathan's Famous of Yonkers, Inc.	New York
Nathan's Famous of Kings Plaza, Inc.	New York
Nathan's Famous of Farmingdale, Inc.	New York
Namasil Realty Corp.	New York
Nathan's Famous, of Lynbrook, Inc.	Delaware
NF Treachers Corp.	Delaware
6300 NW 31 Avenue Corp.	Florida